Exhibit 99.2

Titan Machinery Inc. Announces Closing of $150 Million Offering

of its 3.75% Convertible Senior Notes Due 2019

West Fargo, ND — April 24, 2012 — Titan Machinery Inc. (NASDAQ: TITN), a leading network of full-service agricultural and construction equipment stores, today announced the closing of its previously announced private offering of $150.0 million aggregate principal amount of its 3.75% convertible senior notes due 2019, which includes $15.0 million aggregate principal amount of notes issued pursuant to the initial purchasers’ exercise in full of their over-allotment option. The notes were offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The net proceeds from the offering were approximately $145.2 million after deducting the initial purchasers’ discounts and commissions and estimated expenses payable by Titan Machinery. Titan Machinery expects to use the net proceeds from the offering of the notes for working capital and general corporate purposes, which could include repaying portions of its floorplan financing facilities and the acquisition of, or investment in, companies or assets that complement its business.

The notes are general unsecured and unsubordinated obligations of Titan Machinery, and interest will be payable semiannually at a rate of 3.75% per annum. The notes are convertible into cash up to the aggregate principal amount of converted notes and cash, shares of Titan Machinery common stock or a combination thereof, at Titan Machinery’s election, for any conversion value in excess thereof.  The initial conversion rate is 23.1626 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $43.17 per share, representing a conversion premium of approximately 35.0% above the NASDAQ last reported sale price for Titan Machinery common stock of $31.98 per share on April 18, 2012.  Prior to February 1, 2019, the notes are only convertible upon the occurrence of certain events; thereafter until maturity the notes will be convertible at any time.  In addition, on and after May 6, 2015, Titan Machinery may redeem for cash all or a portion of the notes if the last reported sale price of Titan Machinery common stock has been at least 120% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date Titan Machinery provides notice of redemption.  Upon the occurrence of certain fundamental changes, holders of the notes have the right to require Titan Machinery to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of such notes, plus accrued but unpaid interest.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  The notes and the shares of common stock issuable upon conversion of the notes, if any, have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 96 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, and Colorado, including two outlet stores, as well as 10 European dealerships in Romania and Bulgaria. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105